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TYPE:  EX-21.1
SEQUENCE: 2
DESCRIPTION: SUBSIDIARIES OF THE REGISTRANT




      NAME OF SUBSIDIARY             JURISDICTION OF INCORPORATION
      ------------------             -----------------------------

      Rich Coast Resources, Inc.              Michigan

      Rich Coast Oil, Inc.                    Michigan

      Rich Coast Pipeline, Inc.               Michigan

      Waste Reduction Systems, Inc            Michigan